Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Damon Inc. on Form S-1(MEF) (File No. 333-285872) of our report of Grafiti Holding Inc. dated September 26, 2024, which includes an explanatory paragraph as to Grafiti Holding Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Grafiti Holding Inc. as of June 30, 2024, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 20, 2025